SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 28, 2012

Santa Fe Petroleum, Inc.

 (Exact name of registrant as specified in its charter)

Delaware	333-173302	99-0362658
(state or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer I.D. No.)

4011 West Plano Parkway, Suite 126 Plano, TX 75093
(Address of principal executive offices)

888-870-7060

(Issuer's telephone number)

with a copy to:

Zouvas Law Group, P.C.

2368 Second Avenue

San Diego, CA 92101

Telephone (619) 688-1116

Facsimile: (619) 688-1716

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SANTA FE PETROLEUM, INC.

Form 8-K

Current Report

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Termination

On November 28, 2012, Santa Fe Petroleum, Inc., a Delaware Corporation, (the “Company”) terminated Mr. Bruce Hall as the CEO, CFO and a Director of the Company. The termination was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Appointments

On November 28, 2012, Mr. Tom Griffin (“Mr. Griffin”) was appointed to serve as the Company’s CEO and has accepted such appointment. Mr. Griffin will continue in his positions as the Company’s President, Secretary and Chairman of the Board of Directors.

On November 28, 2012, Mr. Mark Zouvas (“Mr. Zouvas”) was appointed to serve as the Company’s CFO, Treasurer and as a Director and has accepted such appointment. The biography for Mr. Zouvas is set forth below.

Mr. Mark Zouvas – Mr. Zouvas has a BA from the University of California at Berkeley (Accounting and Philosophy). After graduating, he joined Price Waterhouse where he performed services for clients in the banking and real estate industries. He was formerly a licensed real estate broker and an accountant in the state of California. Mr. Zouvas was involved in commodities trading and served as the CFO for an independent clearing firm on the Chicago Mercantile Exchange. He has also been a CEO and CFO of several publicly traded entities and has excellent knowledge of SEC and FNRA reporting guidelines. Mr. Zouvas’ responsibilities have included asset development and fund raising. He has had over twenty-five years of experience in preparing investment summaries and has raised over $500 million through debt and equity offerings to investors both domestically and abroad. Mr. Zouvas passed all parts of the California CPA exam in 1991.

 Family Relationships

Mr. Griffin is not related to any officer or Director of the Company.

Mr. Zouvas is not related to any officer or Director of the Company.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 28, 2012	SANTA FE PETROLEUM, INC.
	By:	/s/ Tom Griffin
Tom Griffin
Chief Executive Officer